Exhibit 4.1

RHYTHM PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 to Amended and Restated Investors’ Rights Agreement (this “Amendment”) is entered into as of January 25, 2021, by and among Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned Investors (the “Amending Investors”) party to that certain Amended and Restated Investors’ Rights Agreement, dated as of August 21, 2017 (the “Investors’ Rights Agreement”), by and among the Company and the Investors named therein.  Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Investors’ Rights Agreement.

WHEREAS, the Company previously entered into the Investors’ Rights Agreement;

WHEREAS, Section 6.6 of the Investors’ Rights Agreement provides that the Investors’ Rights Agreement generally may be amended with the written consent of (i) the Company and (ii) the holders of a majority of the Registrable Securities then outstanding and held by the Holders (collectively, the “Required Parties”); and

WHEREAS, the Amending Investors constitute the Required Parties, and the Company and the Required Parties desire to amend the Investors’ Rights Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing, the Company and the undersigned Amending Investors agree as follows:

1.	AMENDMENTS

(a)The definition of “Registrable Securities” in Section 1 of the Investors’ Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of any series of Preferred Stock; (ii) any Common Stock held by the Investors as of immediately prior to the closing of the IPO; (iii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company held by the Investors as of immediately prior to the closing of the IPO; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in clauses (i), (ii) and (iii) above; provided, however, Registrable Securities shall exclude, in all cases, (x) any shares sold or otherwise disposed of by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1 or (y) any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.”

(b)Section 2.13 of the Investors’ Rights Agreement is hereby amended and restated in its entirety to read as follows:

“2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 of this Agreement or to receive any notices hereunder or to vote, consent to, waive or otherwise exercise any rights with respect to any amendment, consent, waiver or other right hereunder shall terminate, and any shares held by a Holder shall cease to be Registrable Securities, upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate, as amended and in effect from time to time;

(b) such time as either (i) Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or (ii) such Holder no longer holds any Registrable Securities;

(c) the fifth (5th) anniversary of the closing of the IPO; and

(d) such time as the Holder is not an Affiliate of the Company.”

2.	MISCELLANEOUS.

Each of the undersigned Amending Investors represents and warrants to the Company, severally and not jointly, that the number of shares of Common Stock that it holds on the date hereof is set forth on the applicable signature page hereto.

Except as specifically amended herein, the Investors’ Rights Agreement is hereby ratified and confirmed and shall remain in full force and effect. Each reference in the Investors’ Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Investors’ Rights Agreement, as amended by this Amendment.

This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

This Amendment may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each undersigned Investor has executed this Amendment as of the date first written above.

NEW ENTERPRISE ASSOCIATES 13, L.P.

By: NEA Partners 13, L.P., its General Partner

By: NEA 13 GP, LTD, its General Partner

By:/s/ Louis Citron

Name: Louis S. Citron

Title: Chief Legal Officer

Registrable Securities Held at IPO: 4,362,306

Registrable Securities Sold: 0

Total Registrable Securities Held on Date Hereof: 4,909,956

NEA VENTURES 2009, LIMITED PARTNERSHIP

By:/s/ Louis Citron

Name: Louis S. Citron

Title: Vice President

Registrable Securities Held at IPO: 0

Registrable Securities Sold: 0

Total Registrable Securities Held on Date Hereof: 2,350

[Rhythm Pharmaceuticals. – Signature Page to Amendment No. 1 to Investors’ Rights Agreement]

IN WITNESS WHEREOF, each undersigned Investor has executed this Amendment as of the date first written above.

MPM BIOVENTURES V, L.P.

By: MPM BIOVENTURES V GP LLC, its General Partner

By: MPM BIOVENTURES V LLC, its Managing Member

By:/s/ Nicholas McGrath

Name: Nicholas McGrath

Title: Authorized Signatory

Registrable Securities Held at IPO: 2,959,906

Registrable Securities Sold: 1,122,046

Total Registrable Securities Held on Date Hereof: 1,837,860

MPM ASSET MANAGEMENT INVESTORS BV5 LLC

By: MPM BIOVENTURES V LLC, its Manager

By:/s/ Nicholas McGrath

Name: Nicholas McGrath

Title: Authorized Signatory

Registrable Securities Held at IPO: 114,987

Registrable Securities Sold: 43,589

Total Registrable Securities Held on Date Hereof: 71,398

[Rhythm Pharmaceuticals. – Signature Page to Amendment No. 1 to Investors’ Rights Agreement]

IN WITNESS WHEREOF, each undersigned Investor has executed this Amendment as of the date first written above.

/s/ David Meeker

David Meeker

Registrable Securities Held at IPO: 76,335

Registrable Securities Sold: 0

Total Registrable Securities Held on Date Hereof: 76,335

[Rhythm Pharmaceuticals. – Signature Page to Amendment No. 1 to Investors’ Rights Agreement]

IN WITNESS WHEREOF, each undersigned Investor has executed this Amendment as of the date first written above.

/s/ Keith Gottesdiener

Keith Gottesdiener

Registrable Securities Held at IPO: 585,539

Registrable Securities Sold: 79,500

Total Registrable Securities Held on Date Hereof: 506,039

[Rhythm Pharmaceuticals. – Signature Page to Amendment No. 1 to Investors’ Rights Agreement]

Acknowledged and Agreed:

RHYTHM PHARMACEUTICALS, INC.

By: /s/ David Meeker

Name: David Meeker

Title: President and CEO

[Rhythm Pharmaceuticals. – Signature Page to Amendment No. 1 to Investors’ Rights Agreement]